UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2022

MERSANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38129	04-3562403
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Memorial Drive Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code): (617) 498-0020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	MRSN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

On February 2, 2022, Mersana Therapeutics, Inc. (“Mersana”) and Janssen Biotech, Inc. (“Janssen”) entered into a Research Collaboration and License Agreement (“Agreement”). Pursuant to the Agreement, Mersana will grant Janssen an exclusive license to use Mersana’s proprietary antibody-drug conjugation technology to develop, manufacture and commercialize antibody-drug conjugates directed to certain targets selected by Janssen within a certain period following the effective date of the Agreement (the “Targets”).

Under the terms of the Agreement, the parties will conduct three research programs, with each research program covering activities related to antibody-drug conjugates for a selected Target (such antibody-drug conjugates developed during the research programs that are directed to such Targets, the “Licensed ADCs”), up until the submission of an Investigational New Drug Application (or foreign equivalents) for products containing such Licensed ADCs (“Licensed Products”), or the earlier expiration of the defined research period. As part of such research programs, Janssen will provide antibodies for Mersana to create Licensed ADCs that will be evaluated by Janssen during the research program, and Mersana will also develop additional platform technologies that may be used in connection with such Licensed ADCs. Each party will be responsible for their own costs under the research programs. In addition, Mersana will be responsible for certain chemistry, manufacturing and controls development and certain manufacturing activities for the Licensed ADCs, up to and including manufacturing of drug substance for Licensed ADCs to be used in clinical studies, in each case, at Janssen’s cost. Except as provided above, Janssen will be responsible for the further development, manufacture and commercialization of the Licensed ADCs and Licensed Products, including obtaining any necessary regulatory approvals, at Janssen’s cost.

Under the terms of the Agreement, Mersana will receive an upfront payment of $40 million. Certain development and regulatory milestones will be payable by Janssen to Mersana for the research programs, including upon certain discovery milestones, initiation of certain clinical trials, and regulatory approval of Licensed Products in certain geographies, with an aggregate total of up to $501 million in the event Licensed Products directed to all three Targets are advanced by Janssen.

In the event the commercialization of the Licensed Product results in commercial sales, commercial milestones will be payable by Janssen to Mersana for each program upon the achievement of specified aggregate sales thresholds for all Licensed Products for the applicable Target for such program, with an aggregate total of up to approximately $530 million in the event Licensed Products directed to all three Targets are commercialized by Janssen. In addition, Mersana is eligible to receive tiered royalties at percentages ranging from the mid-single digits to the low-double digits on future net sales of Licensed Products.

The Agreement will remain in effect, unless earlier terminated, until the expiration of the last-to-expire royalty term for the last Licensed Product. The Agreement contains customary provisions for termination by either party, including in the event of breach of the Agreement, subject to cure, by Janssen for convenience and by Mersana upon a challenge of the licensed patents, and customary provisions regarding the effects of termination.

The Agreement includes customary representations and warranties on behalf of both Mersana and Janssen. The Agreement also provides for customary mutual indemnities.

Either party may assign the Agreement or delegate its obligations to an affiliate or to a successor without the consent of the other party.

The foregoing summaries of the Agreement do not purport to be complete and are qualified in its entirety by reference to the full text of the Agreement, a copy of which, subject to any applicable confidential treatment, will be filed as an exhibit to Mersana’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2022.

Item. 8.01	Other Events.

In connection with the Agreement, we entered into a consent (the “Consent”) under the Loan and Security Agreement dated October 29, 2021 (the “Loan Agreement”) with Oxford Finance LLC, in its capacity as collateral agent and a lender, and Silicon Valley Bank as a lender, pursuant to which we agreed to execute an amendment to the Loan Agreement to replace the tranche B term loan and the tranche C term loan thereunder into a single combined term loan tranche in an aggregate principal amount of $20.0 million. Pursuant to the Consent, such amendment shall provide that the combined term loan tranche will be available any time on or prior to June 30, 2023, within 90 days of the Company achieving both of the prior tranche B and tranche C term loan milestones.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERSANA THERAPEUTICS, INC.

By:	/s/ Brian DeSchuytner
Brian DeSchuytner
Chief Financial Officer

Date: February 3, 2022